Exhibit 11.2

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                         NORTHWEST AIRLINES CORPORATION
             COMPUTATION OF FULLY DILUTED EARNINGS PER COMMON SHARE

(IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)                  Three months ended June 30             Six months ended June 30
                                                                --------------------------------    --------------------------------
                                                                     1996             1995               1996               1995
                                                               ---------------   ---------------    ---------------    -------------
Reconciliation of net income applicable to common
     stockholders:
     Net income before preferred stock requirements            $         202.8   $         104.8    $         256.2    $      107.4
     Preferred stock requirements                                        (13.2)            (14.6)             (26.2)          (29.1)
     Addback:  Series C Preferred Stock requirements                      --                 2.3               --               4.4
                                                               ---------------   ---------------    ---------------    ------------
     Income applicable to common stockholders
        before exchange of preferred stock                               189.6              92.5              230.0            82.7
     Exchange of preferred stock                                          --                --                 --              59.2
                                                               ---------------   ---------------    ---------------    ------------
Net income applicable to common stockholders, as adjusted      $         189.6   $          92.5    $         230.0    $      141.9
                                                               ===============   ===============    ===============    ============

Reconciliation of weighted average number of shares outstanding to amount used in fully diluted earnings per share computation:

     Weighted average number of common shares
        outstanding, excluding shares issued to
        employee trusts                                             81,954,755        80,867,076         81,841,806      80,507,423

     Weighted average number of common shares earned by
        employees since August 1, 1993 due to the exercise
        of the Series C Preferred Stock special conversion
        option in February 1994                                     15,339,779         9,844,933         14,652,924       9,161,872

     Weighted average number of shares of Series C
        Preferred Stock earned by employees since August 1,
        1993 for which the special conversion option was not
        elected and assumed to be converted to common stock         10,826,077         6,948,079         10,341,327       6,466,008

     Stock options issued reduced by the number of
        shares which could have been purchased with
        the proceeds from exercise of such options                   2,385,153         3,174,046          2,557,540       3,263,203
                                                               ---------------   ---------------    ---------------    ------------

     Weighted average number of common shares
        outstanding, as adjusted                                   110,505,764       100,834,134        109,393,597      99,398,506
                                                               ===============   ===============    ===============    ============

Earnings per common share assuming full dilution:
     Before exchange of preferred stock                        $          1.72   $           .92    $          2.10    $        .84
     Exchange of preferred stock                                          --                --                 --               .59
                                                               ---------------   ---------------    ---------------    ------------
     Earnings per common share                                 $          1.72   $           .92    $          2.10    $       1.43
                                                               ===============   ===============    ===============    ============



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